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                                                                    EXHIBIT 3.10

                                   AMENDMENT
                                       TO
                           AMENDED AND RESTATED BYLAWS

                                  MAY 31, 2004

            Effective May 31, 2004, Section 11 of Article IX of the Amended and Restated Bylaws which opts out of the Control Share Acquisition statute was deleted and replaced with the following:

            "Section 11. Opt Into Control Share Acquisition Statute. The provisions of Chapter 7B, Control Share Acquisitions, of the Michigan Business Corporation Act, as amended from time to time, relating to control share acquisitions, shall be applicable to this Corporation."

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